Exhibit 99.1

News Release	BUCKEYE GP HOLDINGS L.P.
NYSE: BGH	Five TEK Park
9999 Hamilton Blvd.
Breinigsville, PA 18031

Contact:

Stephen R. Milbourne

09-02

Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. ANNOUNCES ELECTION OF
NEW PRESIDENT AND CHIEF OPERATING OFFICER

Breinigsville, PA – February 17, 2009. . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”) today announced the election of Clark C. Smith as President and Chief Operating Officer of MainLine Management LLC, which is the general partner of BGH.  Mr. Smith has been elected to a similar position at Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE: BPL).  BGH owns Buckeye GP LLC.

In connection with his election as President and COO, Mr. Smith resigned from the Board of Directors of Buckeye GP LLC, where he has served as a director since October 1, 2007, and from the Board’s Audit and Compensation Committees.  Upon Mr. Smith’s resignation, Oliver “Rick” G. Richard, III was appointed to the Board of Directors of Buckeye GP LLC and will serve as a member of its Audit and Compensation Committees.  Mr. Richard also is a director of MainLine Management LLC.

Mr. Smith, age 54, has more than 30 years of experience in the energy industry.  Most recently, he served as Managing Director of Engage Investments, L.P., a private company established to provide consulting services to, and to make equity investments in, energy-related businesses, from June 2004 to June 2007.  Mr. Smith was Executive Vice President of El Paso Corporation and President of El Paso Merchant Energy Group, a division of El Paso Corporation, from August 2000 until May 2003.

Forrest E. Wylie, Chairman and CEO of MainLine Management LLC, stated “We are extremely pleased to announce that Clark C. Smith has joined our senior management team.  Clark has extensive experience in the midstream energy business and is highly respected within the industry.  I have tremendous confidence in his leadership and expect

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BGH Announces Election of New President and COO

that, as a member of our senior management team, he will be an integral contributor to the development and execution of our growth strategy.”

Mr. Smith’s election coincides with the pending retirements of Stephen C. Muther as President of BGH’s general partner and Eric A. Gustafson as Senior Vice President and Chief Operating Officer.  Messrs. Muther and Gustafson will remain with the Partnership for an appropriate period of time to ensure a smooth transition.

Buckeye GP Holdings L.P. is a publicly-traded limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also indirectly owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.